Exhibit 10.11
AMENDMENT NO.1
TO
BAKKT HOLDINGS, INC.
2021 OMNIBUS INCENTIVE PLAN

This Amendment No. 1 dated April 18, 2023 (this “Amendment”) amends the 2021 Omnibus Incentive Plan of Bakkt Holdings, Inc. (the “Company”, and such plan, the “Plan”). Except as otherwise explicitly set forth herein, all provisions of the Plan shall remain in full force and effect. Capitalized terms used in the Amendment without definition shall have meanings set forth in the Plan.

WHEREAS, the Company desires to amend the Plan as hereinafter provided in order to increase the number of shares of Common Stock issuable under the Plan from 25,816,946 to 52,407,412; and
WHEREAS, the Board of Directors approved the substance of this Amendment as of April 18, 2023, and accordingly, the Company desires to amend the Plan as hereinafter provided.

NOW, THEREFORE, the Plan is hereby amended as follows:
1.Increase in Number of Shares Subject to the Plan. Section 1.3.1 of the Plan is amended to read in its entirety as follows:

Subject to the other provisions of this Section 1.3, the total number of Shares that may be granted under the Plan will be 52,407,412 (the “Share Limit”). Such Shares may, in the discretion of the Committee, be either authorized but unissued Shares or Shares previously issued and reacquired by the Company. In the case of a grant of a stock-settled stock appreciation right, the number of Shares available for grant under the Plan will be reduced by the full number of Shares granted under such stock appreciation right. Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the number of Shares that may be granted under the Plan or be subject to the minimum vesting provisions in Section 2.4. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan (subject to New York Stock Exchange rules) and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements. All Shares that can be delivered under the Plan (as adjusted pursuant to Section 1.3.3) may be delivered through Incentive Stock Options.

2.Effective Date. The increase in the number of shares of Common Stock issuable under the Plan pursuant to Section 1 of this Amendment shall be effective upon receipt of approval for such increase by the Company’s stockholders, and shall be subject to and contingent upon receipt of such approval.